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                            [EXIDE ELECTRONICS LOGO]

                            [ADDRESS, PHONE NUMBER]

                                                                October 20, 1997

To Our Shareholders:

     I am pleased to inform you that Exide Electronics Group, Inc. (the "Company") has signed a merger agreement with BTR plc ("BTR") pursuant to which a subsidiary of BTR has commenced a tender offer to purchase all of the outstanding shares of Common Stock of the Company at a price of $29.00 per share in cash and all of the outstanding warrants to purchase Common Stock at a price of $15.525 per warrant to purchase one share of Common Stock in cash. The tender offer will be followed by a merger of the Company and such subsidiary and the Company will continue as the surviving corporation.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE TENDER OFFER AND THE MERGER, AND DETERMINED THAT THE TENDER OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE BTR OFFER AND TENDER THEIR SHARES (INCLUDING WARRANTS) PURSUANT TO THE BTR OFFER.

     In arriving at its determination and recommendation, the Board gave careful consideration to a number of factors that are described in the enclosed Schedule 14D-9, including the written opinion, dated October 16, 1997, of our investment banker, Lazard Freres & Co. LLC, that, based upon and subject to the matters set forth therein as of such date, the consideration to be received by the holders of the Common Stock in the tender offer and the merger is fair to such holders from a financial point of view.

     Additional information with respect to the Board's decision is contained in the enclosed Schedule 14D-9, and we urge you to consider this information carefully.

     Your Directors thank you for your continued support.

                                          Sincerely,

                                          /s/ James A. Risher

                                          James A. Risher
                                          President and Chief Executive Officer